Exhibit 10.3

FEE AND INTEREST EQUITIZATION AGREEMENT

This Fee and Interest Equitization Agreement (this “Agreement”), dated as of May 14, 2020, is made by and among Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), B. Riley Financial, Inc. (“B. Riley Financial”) and, solely for purposes of Section 13 hereof, B. Riley FBR, Inc. (“B. Riley FBR”). As used herein, “Parties” refers collectively to the Company and B. Riley Financial.

RECITALS

1. B. Riley Financial and B. Riley FBR are the sole Term Loan Lenders, as such term is defined in the Amended and Restated Credit Agreement, dated as of May 14, 2020 (the “Amended and Restated Credit Agreement”), among the Company, as the borrower, Bank of America, N.A., as administrative agent, and the other lenders party thereto.

2. In connection with their entry into the Amended and Restated Credit Agreement, the Company has agreed pursuant to a fee letter dated the date hereof between B. Riley Financial and the Company (the “B. Riley Fee Letter”) to pay to B. Riley Financial an aggregate fee of $3,900,000.00 with respect to the provision of the B. Riley Limited Guaranty on the terms and conditions set forth in this Agreement (the “Fee Payment”).

3. On the terms and conditions set forth in this Agreement, B. Riley Financial has agreed to accept payment of the Fee Payment and payment of interest with respect to the Term Loans payable between the date hereof and December 31, 2020 that is waived under the Amended and Restated Credit Agreement (the “Interest Payments” and, together with the Fee Payment, the “Payment Amounts”) in shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), in lieu of payment in cash pursuant to the terms of the Amended and Restated Credit Agreement or the B. Riley Fee Letter, as applicable.

Now, therefore, in consideration of the mutual promises, agreements, representations, warranties, and covenants contained herein, the Parties hereby agree as follows:

Section 1. Payment of Payment Amounts in Common Stock.

(a) Satisfaction of Payment Amounts in Common Stock. On the terms and subject to the conditions set forth in this Agreement, including Section 5, in satisfaction of any requirement contained in the B. Riley Fee Letter that the Fee Payment be paid by the Company to B. Riley Financial, or any requirement contained in the Amended and Restated Credit Agreement that the Interest Payments be paid by the Company to the Term Loan Lenders, B. Riley Financial agrees to purchase and accept from the Company on the applicable Settlement Date (as defined below), and the Company agrees to sell, issue and deliver to B. Riley Financial on the applicable Settlement Date, a number of shares of Common Stock (the “Shares”) equal to (x) the aggregate dollar value of the applicable Payment Amount divided by (y) subject to Section 1(c), the Conversion Price. For purposes of this Agreement:

(i) “Average VWAP” means, with respect to any period of Trading Days, the average of the VWAP for each Trading Day in such period.

(ii) “Conversion Price” means the Average VWAP over the fifteen (15) consecutive Trading Days beginning on and including the Trading Day immediately following the date of this Agreement (such period, the “Measurement Period”); provided that (A) the Conversion Price shall be subject to adjustment as described in Section 1(d) and (B) prior to the receipt of any stockholder approvals under the rules of the New York Stock Exchange (“NYSE”), the Conversion Price shall not be less than $1.55 (subject to adjustment pursuant to Section 1(d)).

(iii) “Market Disruption Event” means any of the following events: (A) any suspension of, or limitation imposed on, trading by the Principal Stock Exchange in shares of Common Stock during any period or periods aggregating one half-hour or longer and whether by reason of movements in price exceeding limits permitted by the Principal Stock Exchange or otherwise relating to the Common Stock; or (B) the failure to open of the exchange or quotation system on which the Common Stock is traded or the closure of such exchange or quotation system prior to its respective scheduled closing time for the regular trading session on such day (without regard to after hours or other trading outside the regular trading session hours).

(iv) “Principal Stock Exchange” means the NYSE or, if the Common Stock is not listed on the NYSE, the principal national securities exchange or public quotation system on which the Common Stock is then listed for trading or quoted.

(v) “Trading Day” means any day on which (A) there is no Market Disruption Event and (B) the Principal Stock Exchange is open for trading, or, if the Common Stock is not listed on a national securities exchange, any Business Day; provided that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

(vi) “Settlement Date” means (A) with respect to the Fee Payment, the first Business Day following the Measurement Period and (B) with respect to an Interest Payment, the scheduled interest payment date as provided for in the Amended and Restated Credit Agreement without giving effect to any waiver or deferral contemplated thereby.

(vii) “VWAP” means, on any Trading Day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page (or its equivalent successor if such page is not available) BW <Equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day, or, if such price is not available, the market value per share of the Common Stock on such Trading Day as determined by a nationally recognized investment banking firm retained by the Company for this purpose.

(b) Compliance with Stock Exchange Listing Requirements. The Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done, all things, necessary, proper or advisable on its part to obtain, prior to the applicable Settlement Date, any necessary stockholder approval under the rules of the Principal Stock Exchange, or the application of any available exemption therefrom, for the sale, issuance and delivery of the Shares pursuant to this Agreement. B. Riley Financial agrees to, and to cause each of its subsidiaries to, cause all issued and outstanding shares of Common Stock beneficially owned by any of them to (i) be present at each meeting of the stockholders of the Company for purposes of determining a quorum to transact business contemplated by this Section 1(b) and (ii) vote in favor of any proposal presented to the Company’s stockholders seeking approval of the sale, issuance and delivery of any Shares pursuant to this Agreement or approval of any increase in the Company’s authorized capital for purpose of the sale, issuance and delivery of any Shares pursuant to this Agreement.

(c) Payment if Shares Unable to be Delivered in Whole or in Part. To the extent that the Company is unable to sell, issue and deliver any Shares pursuant to Section 1(a) of this Agreement due to the failure to have obtained stockholder approval under the requirements of the Principal Stock Exchange for such sale, issuance and delivery as a result of the Conversion Price not being at least $1.55 (disregarding, for purposes of this Section 1(c), clause (B) in the definition of Conversion Price), then with respect to any Payment Amount payable between the date hereof and the Term Loan Facility Maturity Date, the Company shall (i) sell, issue and deliver on the applicable Settlement Date such number of Shares that it may permissibly issue under the rules of the Principal Stock Exchange without stockholder approval; (ii) if an exemption from such stockholder approval requirements (or the required stockholder approval) is later obtained between the date of this Agreement and the Term Loan Facility Maturity Date, sell, issue and deliver such additional number of Shares that would have been issued but for the limitation in subclause (i) on the later of (A) the applicable Settlement Date and (B) the Business Day after obtaining such exemption or stockholder approval; and (iii) if an exemption from such stockholder approval requirements (or the required stockholder approval) is not obtained between the date of this Agreement and the Term Loan Facility Maturity Date, pay in cash on the Term Loan Facility Maturity Date that portion of such Payment Amount not paid in Shares pursuant to subclause (i) or (ii), as applicable.

(d) Adjustment to Conversion Price. If, prior to the applicable Settlement Date, the Company effects a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction with respect to any shares of its capital stock, the Conversion Price (including the price set forth in clause (B) of the definition thereof) shall be equitably adjusted to reflect such change and, as adjusted, shall, from and after the date of such event, be subject to further adjustment in accordance herewith.

(e) Restrictions During Measurement Period. B. Riley Financial shall not, directly or indirectly, including through one or more of their respective affiliates, engage in any transactions with respect to the Common Stock intended to or reasonably likely to affect the market price of the Common Stock, or otherwise buy or sell any shares of Common Stock, during the Measurement Period, whether taken before or during the Measurement Period.

(f) Subordination. All payments, whether in the form of Shares or cash, to B. Riley Financial under this Agreement shall be subject to the provisions of Article XI of the Amended and Restated Credit Agreement and any other subordination terms set forth therein. For the purposes of Article XI of the Credit Agreement and any other subordination terms set forth therein, the Fee Payment shall be deemed to be payable in respect of the Tranche A-6 Term Loan Commitments.

Section 2. Representations and Warranties of the Company. The Company represents and warrants to B. Riley Financial as set forth below:

(a) Organization, Power and Authority. The Company is duly organized and is validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to enter into, execute, and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization of this Agreement.

(b) Authorized and Issued Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Common Stock and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of May 8, 2020, (i) 46,407,555 shares of Common Stock were issued and outstanding, (ii) 619,181 shares of Common Stock were held in the treasury of the Company, (iii) 2,601,359 shares of Common Stock were reserved for future issuance pursuant to outstanding stock options and other rights to purchase shares of Common Stock and vesting of restricted stock units and restricted stock granted under the Company’s stock option or stock-based compensation plans, (iv) 1,666,667 shares of Common Stock were reserved for issuance pursuant to outstanding warrants to purchase shares of Common Stock and (v) no shares of Preferred Stock were issued and outstanding. The issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to and were not issued in violation of any preemptive or similar rights. Except as set forth in this Section 2(b), and except as contemplated by the Investor Rights Agreement, dated as of April 30, 2019 (the “Investor Rights Agreement”), by and among the Company, B. Riley FBR and Vintage Capital Management, LLC, as of the date of this Agreement, no shares of capital stock or other equity securities or voting interest in the Company are issued, reserved for issuance, or outstanding. Except as set forth in this Section 2(b), and except as contemplated by the Investor Rights Agreement, as of the date hereof, the Company is not party to or otherwise bound by or subject to any outstanding option, warrant, call, subscription, or other right (including any preemptive right), agreement, or commitment that (w) obligates the Company to issue, deliver, sell, or transfer, or repurchase, redeem, or otherwise acquire, or cause to be issued, delivered, sold, or transferred, or repurchased, redeemed, or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company, (x) obligates the Company to issue, grant, extend, or enter into any such option, warrant, call, right, security, commitment, contract, arrangement, or undertaking, (y) restricts the transfer of any shares of capital stock of the Company (other than pursuant to restricted stock award agreements under the Company’s stock option or stock-based compensation plans), or (z) relates to the voting of any shares of capital stock of the Company (other than the Investor Rights Agreement).

(c) Execution and Delivery; Enforceability. This Agreement is duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and subject to principles of equity and public policy.

(d) Issuance. The Shares, when issued and delivered on the terms and conditions set forth in this Agreement, will be duly authorized, validly issued and delivered, and fully paid and nonassessable, and will not be issued in violation of any preemptive or similar rights.

(e) No Conflict. Assuming the Company is not required to increase the amount of Common Stock it is authorized to issue under its Restated Certificate of Incorporation in order to sell, issue and deliver the Shares under this Agreement (the “Capitalization Exception”), the sale, issuance, and delivery of the Shares on the terms and conditions set forth in this Agreement, and the performance of and compliance with all of the provisions herein by the Company and the consummation of the transactions contemplated herein, (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) will not result in any violation of the provisions of the Company’s Restated Certificate of Incorporation, as amended, or Amended and Restated Bylaws or any of the organizational or governance documents of the Company’s subsidiaries, and (iii) will not result in any violation of, or any termination or impairment of any rights under, any law, statute, rule or regulation or any license, authorization, injunction, judgment, order, decree, rule, or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except in any such case described in subclauses (i) and (iii) for any conflict, breach, violation, default, acceleration, lien, termination, or impairment which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole, or impair or materially delay the ability of the Company to perform its obligations hereunder.

(f) Consents and Approvals. Subject to the Capitalization Exception and assuming the accuracy of the representations and warranties of B. Riley Financial contained in Section 3 and the agreements set forth in Section 4(c), no consent, approval, authorization, order, registration, or qualification of or with any third party or any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties is required for the sale, issuance, and delivery of the Shares on the terms and conditions set forth in this Agreement, and the performance of and compliance with all of the provisions herein by the Company and the consummation of the transactions contemplated herein, except such consents, approvals, authorizations, registrations, or qualifications (i) as may be required under state securities or blue sky laws in connection with the purchase, acceptance, sale, issuance and delivery of the Shares or (ii) pursuant to the rules of the Principal Stock Exchange.

(g) No Reliance. The Company acknowledges that it is not, with respect to its entry into this Agreement (but not the Amended and Restated Credit Agreement) on the date hereof, relying upon any representation or warranty made by B. Riley Financial not expressly set forth in this Agreement.

Section 3. Representations and Warranties of B. Riley Financial. B. Riley Financial represents and warrants to the Company as set forth below:

(a) Organization, Power and Authority. B. Riley Financial is duly organized and is validly existing and in good standing under the laws of the State of Delaware. B. Riley Financial has the requisite power and authority to enter into, execute, and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action required for the due authorization of this Agreement.

(b) Execution and Delivery; Enforceability. This Agreement is duly and validly executed and delivered by B. Riley Financial and constitutes, or, when executed and delivered, will constitute, a valid and binding obligation of B. Riley Financial, enforceable against B. Riley Financial in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws affecting the enforcement of creditors’ rights generally, and subject to principles of equity and public policy.

(c) No Registration. B. Riley Financial understands that the Shares issued to it have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of B. Riley Financial’s representations and warranties as expressed herein or otherwise made pursuant hereto.

(d) Investment Intent. B. Riley Financial is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with all applicable securities laws, including the Securities Act. B. Riley Financial has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with all applicable securities laws, including the Securities Act.

(e) Securities Laws Compliance. The Shares will not be offered for sale, sold, or otherwise transferred by B. Riley Financial except pursuant to a registration statement or in a transaction exempt from, or not subject to, registration under the Securities Act and any other applicable securities laws.

(f) Sophistication. B. Riley Financial has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Shares being acquired hereunder. B. Riley Financial understands and is able to bear any economic risks associated with such investment (including the delayed delivery of the Shares from the date hereof until the applicable Settlement Date and the necessity of holding the Shares for an indefinite period of time). B. Riley Financial acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the information contained herein and evaluate its investment in the Shares.

(g) Accredited Investor. B. Riley Financial is an “Accredited Investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

(h) Legended Securities. B. Riley Financial understands and acknowledges that, upon the original issuance thereof and until such time as the same is no longer required under any applicable requirements of the Securities Act or other applicable securities laws, the Company and its transfer agent shall make such notation in the stock book and transfer records of the Company as may be necessary to record that the Shares have not been registered under the Securities Act and that the Shares may not be resold without registration under the Securities Act and all other applicable securities laws or pursuant to an exemption from the registration requirements thereof.

(i) No Conflict. The purchase and acceptance of the Shares acquired by B. Riley Financial on the terms and conditions set forth in this Agreement, and the performance of and compliance with all of the provisions herein by B. Riley Financial and the consummation of the transactions contemplated herein, (i) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, in the acceleration of, or the creation of any lien under, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which B. Riley Financial is a party or by which B. Riley Financial is bound or to which any of the property or assets of B. Riley Financial or any of its subsidiaries is subject, (ii) will not result in any violation of the provisions of its certificate of incorporation, bylaws, or similar governance documents, and (iii) will not result in any material violation of, or any termination or material impairment of any rights under, any law, statute, rule or regulation or any license, authorization, injunction, judgment, order, decree, rule, or regulation of any court or governmental agency or body having jurisdiction over B. Riley Financial or any of its properties, except in any such case described in subclauses (i) and (iii) for any conflict, breach, violation, default, acceleration, or lien which would not, individually or in the aggregate, reasonably be expected to prohibit, materially delay, or materially and adversely affect B. Riley Financial’s performance of its obligations under this Agreement.

(j) Consents and Approvals. No consent, approval, authorization, order, registration, or qualification of or with any court or governmental agency or body having jurisdiction over B. Riley Financial or any of its properties is required to be obtained or made by B. Riley Financial for the purchase and acceptance of the Shares on the terms and conditions set forth in this Agreement, and the performance of and compliance with all of the provisions herein by B. Riley Financial and the consummation of the transactions contemplated herein, except for any consent, approval, authorization, order, registration, or qualification which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to prohibit, materially delay, or materially and adversely affect B. Riley Financial’s performance of its obligations under this Agreement.

(k) No Reliance. B. Riley Financial acknowledges that, with respect to its entry into this Agreement (but not the Amended and Restated Credit Agreement) on the date hereof, it is not relying upon any representation or warranty made by the Company not expressly set forth in this Agreement.

Section 4. Additional Covenants and Agreements of the Parties.

(a) Listing; Registrable Securities. The Company shall use its commercially reasonable efforts to list the Shares on the Principal Stock Exchange where the Common Stock is then listed or admitted for trading. For the avoidance of doubt, any Shares issued pursuant to this Agreement shall be “Investor Registrable Securities” under the Registration Rights Agreement, dated as of April 30, 2019, by and among the Company, B. Riley FBR and Vintage Capital Management, LLC.

(b) Cooperation. Each of the Parties shall use its reasonable best efforts (and shall cause its subsidiaries to use their respective reasonable best efforts) to reasonably cooperate with all other Parties and to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its or their part under this Agreement and applicable laws to consummate and make effective the transactions contemplated by this Agreement, including making and seeking all material governmental and third-party notifications, filings, consents, waivers and approvals required for the transactions contemplated hereby.

(c) Access to Non-Public Information. B. Riley Financial (i) understands and acknowledges that the Company is in possession of information about the Company and its operations (which may include material non-public information) that may or may not be material or superior to information available to B. Riley Financial and the public generally, (ii) waives any claim, or potential claim, it has or may have against the Company relating to the Company’s possession of material non-public information in connection with B. Riley Financial’s agreement to purchase and accept Shares pursuant to this Agreement, (iii) has independently participated in the negotiation of this Agreement and has been represented by separate counsel and (iv) understands and acknowledges that the Company would not enter into this Agreement in the absence of the representations, warranties, covenants and agreements set forth in this Section 4(c).

(d) Reserves. The Company shall keep reserved out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to satisfy the issuance of the full amount of Shares pursuant to Section 1(a).

(e) No Transfer of Term Loans. Until the earlier to occur of the final Settlement Date or the termination of this Agreement pursuant to Section 6, B. Riley Financial will not, without the Company’s prior written consent, transfer any interest in (i) any Term Loans or (ii) any interest, fees or other payments owing to it under this Agreement, the Amended and Restated Credit Agreement or the B. Riley Fee Letter, including the right to receive any part or portion of the Fee Payment and Interest Payments. Notwithstanding the foregoing, B. Riley Financial may at any time and without the consent of the Company transfer its interest in any Term Loans or any interest, fees or other payments owing to it under this Agreement, the Amended and Restated Credit Agreement or the B. Riley Fee Letter, to any wholly owned subsidiary of B. Riley Financial; provided that (i) B. Riley Financial shall remain liable for any of its obligations hereunder and under the Amended and Restated Credit Agreement and the B. Riley Fee Letter following any such transfer and (ii) B. Riley Financial and its controlled affiliates shall be prohibited from transferring any of its ownership interest in such transferee to a third party without the Company’s prior written consent. Any purported transfer in violation of this Section 4(e) shall be null and void ab initio.

Section 5.Conditions to the Obligations of the Parties.

(a) Conditions to the Company Obligation to Deliver Shares. The obligations of the Company to sell, issue and deliver the Shares on each Settlement Date shall be subject to the satisfaction of each of the following conditions (which may be waived in whole or in part by the Company in its sole discretion):

(i) No statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority of competent jurisdiction, and no judgment, injunction, decree, or order of any federal, state, or foreign court of competent jurisdiction shall have been issued that, in each case, prohibits the sale, issue, delivery, purchase and acceptance of the Shares as contemplated by this Agreement.

(ii) The Shares shall have been approved for listing on the Principal Stock Exchange, subject to official notice of issuance; provided, however, that this condition shall not apply in the event the Common Stock is no longer listed and traded on any national securities exchange as of the applicable Settlement Date.

(b) Conditions to the Obligations of B. Riley Financial to Accept Shares. The obligations of B. Riley Financial to purchase and accept Shares on each Settlement Date shall be subject to the satisfaction of each of the following conditions (which may be waived in whole or in part by B. Riley Financial in its sole discretion):

(i) No statute, rule, regulation, or order shall have been enacted, adopted, or issued by any federal, state, or foreign governmental or regulatory authority of competent jurisdiction, and no judgment, injunction, decree, or order of any federal, state, or foreign court of competent jurisdiction shall have been issued that, in each case, prohibits the sale, issue, delivery, purchase and acceptance of the Shares as contemplated by this Agreement.

(ii) The Shares shall have been approved for listing on the Principal Stock Exchange, subject to official notice of issuance; provided, however, that this condition shall not apply in the event the Common Stock is no longer listed and traded on any national securities exchange as of the applicable Settlement Date.

Section 6. Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the applicable Settlement Date by (a) mutual written agreement of the Company and B. Riley Financial, (b) by the Company following a material breach of the Amended and Restated Credit Agreement or this Agreement by B. Riley Financial (after notice thereof and a reasonable opportunity to cure), or (c) by B. Riley Financial following a material breach of this Agreement by the Company (after notice thereof and a reasonable opportunity to cure). Upon termination under this Section 6, all rights and obligations of the Parties shall terminate without any liability of any Party to any other Party except that (i) nothing contained herein shall release any Party hereto from liability for any willful breach of this Agreement and (ii) the covenants and agreements made by the Parties herein in Section 4(c) and Sections 6 through 14 will survive indefinitely in accordance with their terms.

Section 7. Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic transmission, mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to the Company:

Babcock & Wilcox Enterprises, Inc.

1200 East Market Street, Suite 650

Akron, OH 44305

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: David A. Katz

Email: dakatz@wlrk.com

King & Spalding LLP

1180 Peachtree Street, NE

Atlanta, GA 30309

Attention: William Calvin Smith, III

Zachary L. Cochran

Email:    calsmith@kslaw.com

zcochran@kslaw.com

If to B. Riley Financial:

B. Riley Financial, Inc.

299 Park Avenue, 21st Floor

New York, NY 10171

Attention: Alan N. Forman, General Counsel

Email: aforman@brileyfin.com

Section 8. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement (including the right to receive any Shares on any Settlement Date) may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) the Company, in the case of an assignment by B. Riley Financial and (b) B. Riley Financial, in the case of an assignment by the Company. Notwithstanding the foregoing, B. Riley Financial may at any time and without the consent of the Company assign this Agreement or its rights, interests or obligations hereunder to any wholly owned subsidiary of B. Riley Financial; provided that (i) B. Riley Financial shall remain liable for any of its obligations hereunder following any such assignment, (ii) any such assignee shall, as of the effective date of such assignment, be required to make and be capable of making the representations set forth in Section 3 with respect to such assignee, (iii) such assignee shall be bound by and subject to the obligations of B. Riley Financial under this Agreement (including for the avoidance of doubt the transfer restrictions set forth in Section 4(e)) as if such assignee were a party hereto, and (iv) B. Riley Financial and its controlled affiliates shall be prohibited from transferring any of its ownership interest in such assignee to a third party without the Company’s prior written consent. Any purported assignment in violation of this Section 8 shall be null and void ab initio.

Section 9. Prior Negotiations; Entire Agreement; Expenses. This Agreement, the Amended and Restated Credit Agreement and the B. Riley Fee Letter together constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements, arrangements, or understandings, whether written or oral, between the Parties with respect to the transactions contemplated hereby. Each Party shall bear all costs incurred by such Party in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

Section 10. Governing Law; Venue. This Agreement is governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York, without giving effect to its principles or rules of conflict of laws, to the extent such principles are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Courts of the State of New York sitting in New York County and the United States District Court of the Southern District of New York, and any appellate court from any thereof solely in respect of the interpretation and enforcement of the provisions of this Agreement, and irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Agreement, or with respect to any action or proceeding hereunder, shall be heard and determined in any of the courts of the State of New York sitting in New York County and the United States District Court of the Southern District of New York, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each Party hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction. Each Party hereby waives and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts, that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH OR CONTEMPLATED BY THIS AGREEMENT.

Section 11. Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the parties and delivered to the other Parties (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 12. Waivers and Amendments.

(a) Waivers and Amendments Generally. This Agreement may be amended, modified, superseded, cancelled, renewed, or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by all the Parties (and, in the case of a modification to or waiver of Section 13, by B. Riley FBR) or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power, or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power, or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power, or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power, or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.

(b) Waivers, Amendments and Consents by the Company. Until the later of (i) the date when the services of the Company’s Chief Executive Officer are no longer provided by an affiliate of B. Riley Financial and (ii) B. Riley FBR no longer holds the right to nominate any directors to serve on the Company’s board of directors pursuant to the Investor Rights Agreement or any other agreement with the Company, any amendment, wavier or consent given on behalf of the Company in connection with this Agreement shall not be effective unless approved by a majority of the members of the Company’s board of directors on the date of such action that are independent of B. Riley Financial under applicable law.

Section 13. Waiver of Certain Preemptive Rights. B. Riley FBR hereby (i) consents to the offer, sale, issue and delivery of the Shares pursuant to this Agreement and waives any and all notice requirements with respect to hereto pursuant to Section 3 of the Investor Rights Agreement and (ii) waives its right to purchase or otherwise acquire shares of Common Stock in accordance with Section 3 of the Investor Rights Agreement in connection with the transactions contemplated hereby.

Section 14. Definitions; Interpretation. All capitalized terms used in this Agreement without definition have the respective meanings ascribed to them in the Amended and Restated Credit Agreement. When a reference is made in this Agreement to “Sections” such reference shall be to a Section of this Agreement unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. Whenever the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import are used in this Agreement, they shall refer to this Agreement as a whole and not to any particular provision of this Agreement. “Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized by law to close in New York, New York.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered all as of the date first written above.

Babcock & Wilcox Enterprises, Inc.

By:	/s/ Dwayne M. Petish
	Name:	Dwayne M. Petish
	Title:	Treasurer

B. Riley Financial, Inc.

By:	/s/ Bryant R. Riley
	Name:	Bryant R. Riley
	Title:	Co-CEO

B. Riley FBR, Inc.,
solely for purposes of Section 13 hereof

By:	/s/ Michael McCoy
	Name:	Michael McCoy
	Title:	CFO

[Signature Page – Fee and Interest Equitization Agreement]

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